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            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


We hereby consent to the use in this Registration Statement on Form N-14 of our report dated February 17, 2006, relating to the financial statements and financial highlights of AIM Select Real Estate Income Fund, which appear in such Registration Statement. We also consent to the reference to us under the heading "Financial Information" in such Registration Statement.


/s/ PricewaterhouseCoopers LLP

Houston, Texas
November 10, 2006